Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cocrystal Pharma, Inc.

Bothell, Washington

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-220632) and Form S-8 (No. 333-193161 and No. 333-224869) of Cocrystal Pharma, Inc. of our report dated March 27, 2020, relating to the consolidated financial statements, which appear in this Form 10-K.

/s/ Weinberg & Company
Los Angeles, California
March 27, 2020